Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

CITIZENS FIRST FINANCIAL CORP.
ANNOUNCES SECOND QUARTER UNAUDITED RESULTS
AND DIVIDEND TO BE PAID

Bloomington, Illinois, August 2, 2004 — Citizens First Financial Corp. (the “Company”)(Nasdaq- CFSB), the parent company of Citizens Savings Bank (the “Bank”), announced that the Board of Directors has declared a dividend of $0.10 per share to be paid on August 24, 2004, to stockholders of record on August 12, 2004.

In addition, the Company announced net income for the six months ended June 30, 2004 of $1,418,000, compared to net income of $1,463,000 for the six months ended June 30, 2003, a decrease of $45,000 or 3.1%. The Company had basic and diluted earnings per share of $0.94 and $0.89, respectively for the six months ended June 30, 2004 compared to basic and diluted earnings per share of $1.00 and $0.91, respectively, for the six months ended June 30, 2003.

The Company had net income for the three months ended June 30, 2004 of $731,000, compared to net income of $721,000 for the three months ended June 30, 2003, an increase of $10,000 or 1.4%. The Company had basic and diluted earnings per share of $0.48 and $0.46, for the three months ended June 30, 2004, compared to basic and diluted earnings per share of $0.49 and $0.45, respectively, for the three months ended June 30, 2003.

Net interest income increased from $5,235,000 for the six months ended June 30, 2003 to $5,491,000 for the six months ended June 30, 2004, an increase of $256,000 or 4.9%. Interest income decreased to $9,030,000 for the six months ended June 30, 2004 from $9,822,000 for the six months ended June 30, 2003. The decrease was attributable to a 37 basis point decrease in the average yield on interest-earning assets and a $4.6 million decrease in the average balance of interest earning assets. Interest expense decreased to $3,539,000 for the six months ended June 30, 2004 from $4,587,000 for the six months ended June 30, 2003. The decrease was due to a 66 basis point decrease in the average rate paid on interest-bearing liabilities and a $6.8 million decrease in the average balance of interest-bearing liabilities.

There was a negative provision for loan losses of $250,000 for the six months ended June 30, 2004, compared to a provision for loan losses of $391,000 for the six months ended June 30, 2003, a change of $641,000. The decrease was primarily due to the recovery in the first quarter of 2004 of $389,000 from a loan that had been previously charged off and the decrease in the size of the loan portfolio.

Noninterest income decreased from $1,583,000 for the six months ended June 30, 2003 to $976,000 for the six months ended June 30, 2004, a decrease of $607,000. The decrease was primarily due to a decrease of $787,000 in net gains on loan sales, offset by a $106,000 increase in service charges on deposit accounts and an $89,000 increase in the cash surrender value of life insurance policies.

Noninterest expense increased from $4,046,000 for the six months ended June 30, 2003 to $4,461,000 for the six months ended June 30, 2004, an increase of $415,000, because of an increase of $411,000 in net loss on sale or write-down of foreclosed assets. Additional write-downs were taken in the first quarter of 2004 on commercial properties included in foreclosed assets based on the sales price of one property and lower expectations for the sale of another property.

The Bank currently has five offices in central Illinois.

CITIZENS FIRST FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION

(In thousands except for per share data)

	06/30/04	12/31/03
	(Unaudited)
Balance Sheet Data
Total assets	$334,225	$349,515
Cash and cash equivalents	$38,750	$16,831
Investment securities	$22,945	$20,746
FHLB stock	$15,682	$15,206
Loans held for sale	$1,762	$376
Loans	$244,388	$282,477
Allowance for loan losses	$3,137	$3,072
Deposits	$239,557	$250,013
Borrowings	$58,825	$63,975
Equity capital	$33,656	$32,992
Book value per common share	$22.46	$22.00

	Quarter ended		Six months ended
	06/30/04	06/30/03	06/30/04	06/30/03
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Summary of Operations
Interest income	$4,361	$4,840	$9,030	$9,822
Interest expense	1,626	2,192	3,539	4,587

Net interest income	2,735	2,648	5,491	5,235
Provision for loan losses	(76)	306	(250)	391
Noninterest income	307	790	976	1,583
Noninterest expense	1,953	1,964	4,461	4,046

Income before income tax	1,165	1,168	2,256	2,381
Income tax expense	434	447	838	918

Net income	$731	$721	$1,418	$1,463

Earnings per share:
Basic	$0.48	$0.49	$0.94	$1.00
Diluted	$0.46	$0.45	$0.89	$0.91
Ratios Based on Net Income
Return on average stockholders’ equity	8.64%	8.94%	8.45%	9.08%
Return on average assets	0.85%	0.83%	0.82%	0.83%
Net interest yield on average earning assets	3.40%	3.27%	3.39%	3.18%